WELLS
FARGO
Corporate Trust Services

MAC R1204-010
9062 Old Annapolis Road
Columbia, MD 21045

Tel: 410 884 2000
Fax: 410 715 2380

US Bank N.A.
190 South LaSalle Street
7th Floor
Mail Code: MK-IL-SL7R
Chicago, Illinois 60603

RE: Annual Statement of Compliance for Morgan Stanley 2013-C7

Per the Pooling and Servicing Agreement dated as of January 1, 2013 (the
"Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian ("Wells Fargo"), hereby certifies as follows as of and for the year ending
December 31, 2013 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 5, 2014

/s/ Gail Vannest
Gail Vannest, Vice President

Wells Fargo Bank, N.A.